As filed with the Securities and Exchange Commission on December 6, 2024

Registration No. 333-
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
___________________
GUESS?, INC.
(Exact name of registrant as specified in its charter)
___________________

Delaware (State or other jurisdiction of incorporation or organization)	95-3679695 (I.R.S. Employer Identification No.)
Strada Regina 44
Bioggio, Switzerland CH-6934
(Address, including zip code, of principal executive offices)
___________________
Guess?, Inc. 2004 Equity Incentive Plan
(Full title of the plan)
___________________
Anne Deedwania
General Counsel, North America and Secretary
Guess?, Inc.
1444 South Alameda Street
Los Angeles, California 90021
(213) 765-3100
(Name, address and telephone number, including area code, of agent for service)
___________________
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.

EXPLANATORY NOTE
This Registration Statement is filed by Guess?, Inc., a Delaware corporation (the “Company” or the “Registrant”), to register an additional 3,890,000 shares of the Registrant’s common stock, $0.01 par value per share (“Common Stock”), issuable pursuant to the Guess?, Inc. 2004 Equity Incentive Plan, as amended and restated (the “2004 Plan”).
__________________________

PART I
INFORMATION REQUIRED IN THE
SECTION 10(a) PROSPECTUS
The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants as specified by Rule 428(b)(1) promulgated under the Securities Act of 1933, as amended (the “Securities Act”).

PART II
INFORMATION REQUIRED IN THE
REGISTRATION STATEMENT
Item 3.    Incorporation of Certain Documents by Reference
The following documents of the Company filed with the Securities and Exchange Commission (the “Commission”) are incorporated herein by reference:

(a)    The Company’s Annual Report on Form 10-K for its fiscal year ended February 3, 2024, filed with the Commission on April 1, 2024 (Commission File No. 001-11893);
(b)    The portions of the Company’s Definitive Proxy Statement on Schedule 14A filed with the Commission on May 2, 2024 that are incorporated by reference in Part III of the Company’s Annual Report on Form 10-K for its fiscal year ended February 3, 2024 and filed with the Commission on April 1, 2024 (Commission File No. 001-11893);
(c)     The Company’s Quarterly Reports on Form 10-Q for its fiscal quarters ended May 4, 2024, August 3, 2024, and November 2, 2024, filed with the Commission on June 7, 2024, September 6, 2024, and December 6, 2024, respectively (Commission File No. 001-11893);
(d)    The Company’s Current Reports on Form 8-K filed with the Commission on April 1, 2024, April 3, 2024, April 11, 2024, June 4, 2024, July 1, 2024, July 26, 2024, and August 19, 2024 (each, Commission File No. 001-11893 and in each case only as to the information “filed” with the Commission thereunder for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and not as to information “furnished” thereunder); and
(e)    The description of the Common Stock contained in the Company’s Registration Statement on Form 8-A/A filed with the Commission on July 31, 1996 as updated by Exhibit 4.2 to the Company’s Annual Report on Form 10-K for its fiscal year ended January 29, 2022 and filed with the Commission on March 24, 2022 (each, Commission File No. 001-11893), and any other amendment or report filed for the purpose of updating such description.
All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with Commission rules shall not be deemed incorporated by reference into this Registration Statement. Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this Registration Statement.
Item 4.    Description of Securities
Not applicable.
Item 5.    Interests of Named Experts and Counsel
Not applicable.
Item 6.    Indemnification of Directors and Officers
The Company’s Restated Certificate of Incorporation (as amended, the “Certificate of Incorporation”) provides that the Company shall indemnify officers and directors to the full extent permitted by and in the manner permissible under the laws of the State of Delaware.
Section 145(a) of the General Corporation Law of the States of Delaware (the “General Corporation Law”), provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no cause to believe his or her conduct was unlawful.
Section 145(b) provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and, except that no indemnification may be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine that despite the adjudication of liability, such person is fairly and reasonably entitled to be indemnified for such expenses which the court shall deem proper.

Section 145 further provides that to the extent a present or former director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense or any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection therewith; that expenses (including attorneys’ fees) incurred by an officer or director in defending any proceeding referred to above may be paid by the Company in advance of the final disposition of the proceeding upon delivery to the Company of an undertaking by the director or officer to repay such amount if such director or officer is not entitled to be indemnified, and that such advancement may also be granted by the Company to any other person; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the corporation may purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him or her or incurred by him or her in any such capacity or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liabilities under such Section 145. The Certificate of Incorporation contains a provision providing mandatory advancement of expenses to any present or former officer or director.
Section 102(b)(7) of the General Corporation Law provides that a corporation in its original certificate of incorporation or an amendment thereto validly approved by stockholders may eliminate or limit personal liability of its directors or specified officers to the corporation or its stockholders for monetary damages for breach of fiduciary duty. However, no such provision may eliminate or limit the liability of such a director or officer for breaching his or her duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, paying an unlawful dividend or approving an unlawful stock repurchase, or engaging in any transaction where he or she obtains an improper personal benefit. In addition, no such provision may eliminate or limit the liability of such an officer in any action by or in the right of the corporation. A provision of this type has no effect on the availability of equitable remedies, such as injunction or rescission, for breach of fiduciary duty. The Certificate of Incorporation contains such a provision.
The Company’s Bylaws provide that the Company shall indemnify officers and directors to the full extent permitted by and in the manner permissible under the laws of the State of Delaware.
The Company has a directors and officers’ liability insurance policy with coverage for, among other things, liability for violations of federal and state securities laws. The Company has entered into indemnity agreements with each of its directors and officers for indemnification of and advancement of expenses to such persons to the full extent permitted by law. The indemnification agreements also set forth a number of procedures, presumptions and remedies applicable to an indemnification or advancement determination. The Company intends to execute similar indemnity agreements with other officers and directors in the future.
Item 7.    Exemption from Registration Claimed
Not applicable.

Item 8.     Exhibits
See the attached Exhibit Index at page 8, which is incorporated herein by reference.
Item 9.     Undertakings
(a)    The undersigned Registrant hereby undertakes:
(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)    To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;
(iii)    To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.
(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(h)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 6 above, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

4.1
Indenture, dated as of April 26, 2019, between the Registrant and U.S. Bank National Association, as trustee (including form of 2.00% Convertible Senior Notes due 2024) (incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed April 29, 2019 (Commission File No. 001-11893)).

4.2
Indenture, dated as of April 17, 2023, between the Registrant and U.S. Bank Trust Company, National Association, as trustee (including form of 3.75% Convertible Senior Notes due 2028) (incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on April 18, 2023 (Commission File No. 001-11893)).

5.1	Opinion of O’Melveny & Myers LLP (opinion re legality).

23.1	Consent of Ernst & Young LLP (consent of independent registered public accounting firm).

23.2	Consent of Counsel (included in Exhibit 5.1).

24.1	Power of Attorney (included in this Registration Statement under “Signatures”).

99.1
Guess?, Inc. 2004 Equity Incentive Plan (filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Commission on June 4, 2024 (Commission File No. 001-11893) and incorporated herein by this reference).

107	Filing Fee Table.

SIGNATURES
Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on the 6th day of December, 2024.

GUESS?, INC.,
a Delaware corporation

By:	/s/ CARLOS ALBERINI
Carlos Alberini Chief Executive Officer

POWER OF ATTORNEY
Each person whose signature appears below constitutes and appoints Carlos Alberini and Dennis Secor, and each of them, acting individually and without the other, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them individually, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ CARLOS ALBERINI	Chief Executive Officer and	December 6, 2024
Carlos Alberini	Director (Principal Executive Officer)

/s/ DENNIS SECOR	Interim Chief Financial Officer	December 6, 2024
Dennis Secor	(Principal Financial Officer)

/s/ FABRICE BENAROUCHE	Senior Vice President Finance,	December 6, 2024
Fabrice Benarouche	Investor Relations, and Chief Accounting Officer (Principal Accounting Officer)

/s/ PAUL MARCIANO	Chief Creative Officer and	December 6, 2024
Paul Marciano	Director

/s/ THOMAS J. BARRACK, JR.	Director	December 6, 2024
Thomas J. Barrack, Jr.

/s/ ANTHONY CHIDONI	Director	December 6, 2024
Anthony Chidoni

/s/ ELSA MICHAEL	Director	December 6, 2024
Elsa Michael

/s/ DEBORAH WEINSWIG	Director	December 6, 2024
Deborah Weinswig

/s/ ALEX YEMENIDJIAN	Director	December 6, 2024
Alex Yemenidjian